Exhibit 5

Portland, Maine
June 6, 2008

Maine & Maritimes Corporation
P.O. Box 789
Presque Isle, ME  04769

RE:          2008 Stock Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") of Maine & Maritimes Corporation, a Maine corporation (the "Company"), relating to the registration of 85,000 shares (the "Shares") of the Company's Common Stock, par value $7.00 per share, proposed to be issued by the Company in connection with the Company's 2008 Stock Plan (the "Plan").  It is our understanding that the Registration Statement is to be filed with the Securities and Exchange Commission on or about June 6, 2008.

In rendering the opinions expressed below, we have examined and relied on the following documents: (1) the Registration Statement; (2) the Plan; (3) the Articles of Incorporation and By-laws of the Company; and (4) the records of meetings and consents of the Board of Directors and Shareholders of the Company provided to us by the Company.

In addition, we have examined and relied on the originals, or photostatic or certified copies, of such records documents, instruments and certificates of the Company and public officials, and we have made such investigations of law, as we have deemed relevant as a basis for the opinions expressed below.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  We have also assumed the accuracy and completeness of statements of fact contained in such documents.

We are qualified to practice law in the State of Maine and do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of Maine and the federal law of the United States.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Company has the corporate power necessary for the issuance of the Shares under the Plan, as contemplated by the Registration Statement.

2.           The Shares have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of those persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Curtis Thaxter Stevens Broder
& Micoleau LLC

CURTIS THAXTER STEVENS BRODER
& MICOLEAU LLC